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                                                                      Exhibit 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

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
                                                                         Three months ended
                                                                           March 31, 2000
                                                                         ------------------
Earnings:
   Income before income taxes and cumulative
      effect of change in accounting principle                              $      195.5

   Add:
      Interest expense - net                                                       190.5
      Rental expense representative of interest factor                              43.5
      Minority interest in income (loss) and preferred returns
         of consolidated subsidiaries                                              (13.8)
      Interest accrued - 50% owned company                                           1.0
      Equity losses in less than 50% owned companies                                 6.0
      Equity earnings in less than 50% owned companies in excess
         of distributions                                                           (7.5)
      Other                                                                          1.1
                                                                            ------------

         Total earnings as adjusted plus fixed charges                      $      416.3
                                                                            ============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                   $      190.5
   Capitalized interest                                                             37.6
   Rental expense representative of interest factor                                 43.5
   Pretax effect of preferred returns of subsidiaries                               10.3
   Interest accrued - 50% owned company                                              1.0
                                                                            ------------
         Combined fixed charges and preferred stock dividend
             requirements                                                   $      282.9
                                                                            ============


Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                            1.47
                                                                            ============
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